EXHIBIT 99.1

August 27, 2012

Caterpillar contact:
Jim Dugan
Corporate Public Affairs
(309) 494-4100
Mobile (309) 360-7311
Dugan_Jim@cat.com

FOR IMMEDIATE RELEASE

Caterpillar Announces Final Results of Exchange Offers

PEORIA, Ill. - Caterpillar Inc. (NYSE: CAT) (the “Company”) announced today the final results of its previously announced private offers to exchange certain of its outstanding debentures and senior notes (collectively, the “Old Debentures”) for a combination of a new series of the Company's debentures due 2042 (the “New Debentures”) and cash (the “Exchange Offers”). The Exchange Offers expired at 11:59 p.m., New York City time, on August 23, 2012 (the “Expiration Date”).
Based on information provided by D.F. King & Co., Inc., the exchange agent for the Exchange Offers, as of the Expiration Date, $1,324,635,000 aggregate principal amount of the Old Debentures had been validly tendered for exchange and not validly withdrawn. Of that amount, $543,108,000 aggregate principal amount of (i) 7 3/8% Debentures due 2097, (ii) 6.95% Debentures due 2042, (iii) 8.250% Debentures due 2038, (iv) 7.30% Debentures due 2031 and (v) 6.625% Senior Debentures due 2028 (collectively, the “Any and All Debentures”) were validly tendered prior to the early participation date on August 9, 2012 (the “Early Participation Date”) and accepted for exchange on the early settlement date on August 15, 2012 (the “Early Settlement Date”).
Final Results
In accordance with the terms and conditions of the Exchange Offers, the Company has accepted all of the $267,000 aggregate principal amount of Any and All Debentures that were validly tendered for exchange after the Early Participation Date but before the Expiration Date.

Based on information provided by D.F. King & Co., Inc., the aggregate principal amount of New Debentures issuable in exchange for all Any and All Debentures accepted for exchange by the Company (including the aggregate principal amount of New Debentures issued in exchange for Any and All Debentures on the Early Settlement Date), together with the aggregate principal amount of New Debentures issuable in exchange for the Company's 5.200% Senior Notes due 2041 and 6.050% Debentures due 2036 (the “Maximum Offer Debentures”) validly tendered for exchange before the Expiration Date, does not exceed the maximum offers limit of $2.0 billion. Accordingly, the Company has accepted, in accordance with the terms and conditions of the Exchange Offers, all of the $781,260,000 aggregate principal amount of the Maximum Offer Debentures that were validly tendered and not validly withdrawn for exchange before the Expiration Date.
On August 27, 2012, the Company delivered New Debentures and cash in exchange for such additional Any and All Debentures and for all Maximum Offer Debentures accepted by the Company for exchange in accordance with the terms and conditions disclosed in the Company's Confidential Offering Memorandum dated July 27, 2012 (the “Confidential Offering Memorandum”). The aggregate principal amount of New Debentures issued in exchange for all Old Debentures pursuant to the Exchange Offers (including the aggregate principal amount of New Debentures issued on the Early Settlement Date) is $1,721,536,000.
The following table indicates, among other things, the principal amount of Old Debentures validly tendered as of the Early Participation Date and the Expiration Date, and the principal amount of Old Debentures accepted for exchange as of the Early Participation Date and the Expiration Date:

CUSIP Number	Title of Security	Principal Amount Outstanding	Principal Amount Tendered as of Early Participation Date	Principal Amount Accepted as of Early Participation Date	Principal Amount Tendered After the Early Participation Date but Before the Expiration Date	Aggregate Total Principal Amount Accepted as of Expiration Date
149123BE0	7 3/8% Debentures due 2097	$300,000,000	$53,885,000	$53,885,000	—	$53,885,000
149123BK6	6.95% Debentures due 2042	$250,000,000	$89,988,000	$89,988,000	$150,000	$90,138,000
149123BR1	8.250% Debentures due 2038	$250,000,000	$184,796,000	$184,796,000	—	$184,796,000
149123BJ9	7.30% Debentures due 2031	$350,000,000	$107,774,000	$107,774,000	—	$107,774,000
149123BF7	6.625% Senior Debentures due 2028	$300,000,000	$106,665,000	$106,665,000	$117,000	$106,782,000
149123BS9	5.200% Senior Notes due 2041	$1,250,000,000	$491,045,000	N/A	$275,000	$491,320,000
149123BN0	6.050% Debentures due 2036	$750,000,000	$289,940,000	N/A	—	$289,940,000

The New Debentures have not been registered under the Securities Act of 1933 (the “Securities Act”) or any state securities laws. Therefore, the New Debentures may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. The Company has entered into a registration rights agreement with respect to the New Debentures.
This press release is not an offer to sell or a solicitation of an offer to buy any security. The Exchange Offers are being made solely pursuant to the Confidential Offering Memorandum and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.
This press release contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “estimate,” “will be,” “will,” “would,” “expect,” “anticipate,” “plan,” “project,” “intend,” “could,” “should” or other similar words or expressions often identify forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance, and we do not undertake to update our forward-looking statements.

About Caterpillar:

For more than 85 years, Caterpillar Inc. has been making sustainable progress possible and driving positive change on every continent. With 2011 sales and revenues of $60.138 billion, Caterpillar is the world's leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. The company also is a leading services provider through Caterpillar Financial Services, Caterpillar Remanufacturing Services, Caterpillar Logistics Services and Progress Rail Services.